Exhibit 99.2

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Consolidated Financial Statements

Black Gaming, LLC and Subsidiaries

Report of Independent Auditors

The Members of Black Gaming, LLC

We have audited the accompanying consolidated balance sheets of Black Gaming, LLC and subsidiaries as of December 31, 2010 and the related consolidated statement of operations, members’ deficit, and cash flow for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Black Gaming, LLC as of December 31, 2009, and for the year then ended were audited by other auditors. Those auditors expressed an unqualified opinion on those financial statements in their report dated April 30, 2010.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Black Gaming, LLC and subsidiaries at December 31, 2010, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. In addition to the conditions described in Note 1, the Company has incurred recurring operating losses, has a working capital deficiency, and an accumulated deficit. The Company is in default under its Foothill Facility, Senior Secured, and Senior Subordinated Notes. In addition, as more fully described in Note 1, on March 1, 2010, the Company and its subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the District of Nevada under chapter 11 of title 11 of the United States Code. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 2. The 2010 consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Conway, Stuart & Woodbury

Las Vegas, Nevada

April 29, 2011

Report of Independent Auditors

The Members of Black Gaming, LLC

We have audited the accompanying consolidated balance sheets of Black Gaming, LLC and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statement of operations, members’ deficit, and cash flow for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Black Gaming, LLC and subsidiaries at December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. In addition to the conditions described in Note 1, the Company has incurred recurring operating losses, has a working capital deficiency, and an accumulated deficit. The Company is in default under its Foothill Facility, Senior Secured, and Senior Subordinated Notes. In addition, as more fully described in Note 1, on March 1, 2010, the Company and its subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the District of Nevada under chapter 11 of title 11 of the United States Code. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 2. The 2009 consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The supplemental consolidating balance sheet, statement of operations, statement of members’ deficit and statement of cash flows as of and for the year ended December 31, 2009 are presented for the purpose of additional analysis and are not a required part of the consolidated financial statements. Such information has been subject to the auditing procedures applied in our audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

Ernst & Young LLP

Las Vegas, Nevada

April 30, 2010

Black Gaming, LLC and Subsidiaries\

(Debtor and Debtor-in-Possession)

Consolidated Balance Sheets

	December 31,
	2010	2009
	(in thousands)
Assets
Current Assets:
Cash and cash equivalents	$7,918	$14,709
Accounts receivable (net of allowance of $877 and $672 as of December 31, 2010 & 2009, respectively)	1,253	789
Related party receivables	70	125
Inventories	1,238	1,218
Prepaid Expenses	3,233	3,671
Current portion of notes receivable	25	150

Total current assets	13,737	20,662
Property and equipment, net	83,461	84,291
Notes receivable, less current portion	5	25
Intangible assets, net	6,515	9,680
Deferred	25	3,274
	2,343	1,623

Total Assets	$106,086	$119,555

Liabilities and members’ deficit
Current Liabilities:
Debt in default	$14,600	$205,747
Current portion of gaming equipment financing	130	662
Current portion of obligation under capital lease	—	155
Accrued interest	105	24,637
Accounts payable	2,643	2,203
Accrued liabilities	8,463	11,322

Total current liabilities	25,941	244,726
Gaming equipment financing, non-current	—	11

Total Liabilities not subject to compromise	25,941	244,737
Liabilities subject to compromise	218,613	—

Commitments and contingencies (Note 13)

Members’ deficit	(138,468)	(125,182)

Total liabilities and members’ deficit	$106,086	$119,555

See accompanying notes.

Black Gaming, LLC and Subsidiaries

(Debtor and Debtor-in-Possession)

Consolidated Statements of Operations

	December 31,
	2010	2009
	(in thousands)
Revenues:
Casino	$63,051	$63,788
Food and beverage	23,273	22,711
Hotel	20,185	22,026
Other	9,941	11,774

Total revenues	116,450	120,299
Less – Promotional allowances	(18,036)	(21,697)

	98,414	98,602
Operating expenses:
Casino	34,534	34,519
Food and beverage	15,202	14,654
Hotel	6,227	6,245
Other	7,680	8,019
Selling, general and administrative	24,724	24,779
Depreciation and amortization	10,690	15,205
Loss on sale and disposal of assets	147	56
Impairment of long-lived assets	—	17,794
Impairment of other intangibles	196	1,533

Total operating expense	99,400	122,804
Operating loss	(986)	(24,202)
Other expense:
Interest expense, net (Contractual interest for the year ended December 31, 2010 was $21,289)	4,725	22,905

Loss before reorganization items	(5,711)	(47,107)
Reorganization items	8,587	2,809

Net loss	$(14,298)	$(49,916)

See accompanying notes.

Black Gaming, LLC and Subsidiaries

(Debtor and Debtor-in-Possession)

Consolidated Statements of Members’ Deficit

(in thousands)

Members’ Deficit
Balance January 1, 2009	$(75,266)
Net loss	(49,916)

Balance December 31, 2009	(125,182)
Net loss	(14,298)
Member contributions	1,012

Balance December 31, 2010	$(138,468)

See accompanying notes.

Black Gaming, LLC and Subsidiaries

(Debtor and Debtor-in-Possession)

Consolidated Statements of Cash Flows

	December 31,
	2010	2009
	(in thousands)
Operating activities:
Net loss	$(14,298)	$(49,916)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,690	15,205
Loss on sale and disposal of assets	147	56
Impairment of long lived asset	—	17,794
Amortization of deferred financing fees and interest costs	294	1,513
Impairment of other intangibles	196	1,533
Accretion of senior subordinated notes	—	317
Reorganization items	8,587	2,809
Change in operating assets and liabilities:
Accounts and related party receivables, net	2,547	518
Inventories	(20)	311
Prepaids	438	(294)
Notes receivables	145	203
Change in other assets	(829)	110
Accounts payable and accrued liabilities	(5,375)	(739)
Accrued interest	3,076	19,301

Net cash provided by operating activities before reorganizational items	5,598	8,721
Net cash used for reorganizational items	(4,620)	(2,809)

Net cash provided by operating activities	978	5,912

Investing activities:
Proceeds received from sale of assets	—	45
Capital expenditures	(6,924)	(1,926)
Net cash used in investing activities:	(6,924)	(1,926)

Financing activities:
Proceeds from issuance of debt	1,383	1,704
Payment on gaming equipment financing	(543)	(524)
Payment of debt	(1,530)	(1,793)
Payment of obligations under capital lease	(155)	(173)

Net cash used in financing activities	(845)	(786)
Net increase in cash and cash equivalents	(6,791)	3,245
Cash and cash equivalents at beginning of year	14,709	11,464

Cash and cash equivalents at end of year	$7,918	$14,709

Supplemental disclosures of cash flow information
Cash paid for interest	$1,391	$1,782
Noncash investing and financing activities
Acquisition of assets with gaming equipment financing	—	$951

See accompanying notes.

1. Organization and Description of Business

Black Gaming, LLC (BG LLC), through its wholly owned subsidiaries, B & B B, Inc. (doing business as Virgin River Hotel/Casino/Bingo) (B&BB) and Virgin River Casino Corporation (VRCC) and its wholly owned subsidiaries R. Black, Inc. (RBI) and RBG, LLC (doing business as CasaBlanca Resort/Casino/Golf/Spa) (RBG) and its wholly owned subsidiary CasaBlanca Resorts, LLC (doing business as Oasis Resort & Casino) (Resorts LLC) and its wholly owned subsidiaries Oasis Interval Ownership, LLC, Oasis Interval Management, LLC and Oasis Recreational Properties, Inc. (collectively, the Company) is engaged in the hotel casino industry in Mesquite, Nevada.

Chapter 11 Reorganization

Due to the economic conditions, including the credit crisis and a decrease in consumer confidence levels, the Company experienced a significant reduction in revenues. Although the Company engaged in cost reductions, reductions in workforce and other efforts to mitigate the impact of the decline in revenues, the results of operations of the Company were materially and adversely impacted by the economic downturn and its ability to service its debt obligations was impaired. In addition, the decline in real estate values in Nevada adversely affected the value of the Company’s assets. The resulting deterioration of the Company’s results of operations and asset values, coupled with the Company’s high leverage and the general unavailability of credit, negatively impacted the Company’s ability to service its outstanding indebtedness or otherwise raise capital for restructuring.

On March 1, 2010 (Petition Date), the Company and its Subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 (the “Chapter 11 Case”) of the United States Code (Bankruptcy Code) in the United States Bankruptcy Court for the District of Nevada, Northern Division (Bankruptcy Court). The Company will continue to operate the businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. As debtors-in-possession, the Company is authorized to continue to operate as ongoing businesses, but may not engage in transactions outside the ordinary course of business without approval of the Bankruptcy Court, after notice and an opportunity for a hearing.

Under the Bankruptcy Code, actions to collect prepetition indebtedness, as well as most pending litigation, are stayed and other contractual obligations against the Company generally may not be enforced. Absent an order of the Bankruptcy Court, substantially all prepetition liabilities are subject to settlement under a plan of reorganization to be voted upon by creditors and other stakeholders and approved by the Bankruptcy Court.

Restructuring Transactions

On June 28, 2010, the Bankruptcy Court entered an order confirming the Company’s joint plan of reorganization (the “Plan”). Under the Plan, the following shall occur: (i) The Company shall contribute all of its assets, to New Black Gaming; (ii) New Black Gaming will issue, in exchange for a cash contribution of $18.25 million, to the Michael Gaughan, Anthony Toti, Randy Black Sr. and Newport Global Advisors LLC (collectively the “Investor Parties”) 100% of the New Black Gaming Equity Interests subject to dilution by the warrants, representing 5% of the fully diluted equity of New Black Gaming, issued to holders of the Senior Sub Notes, in full satisfaction of their claims; (iii) all amounts owed on the Foothills Facility will be paid in full; and (iv) New Black Gaming shall enter into the New Senior Secured Credit Agreement totaling $62.5 million with holders of the Senior Notes at an interest rate of either (i) LIBOR plus 700 basis or (ii) a “Base Rate,” which will be the greater of the prime lending rate or 1/2 of 1% over the Federal Funds rate, plus 700 basis points (subject in any event to a rate collar that imposes a maximum interest rate of 11.50% and a minimum interest rate of 8.50% per annum), with a term of five years, collateralized by substantially the same collateral presently securing the Senior Notes. In addition, the holders of the Senior Notes will receive in full satisfaction of their claim a cash payment of $9.25 million and, if available, an amount based on the following calculation:

a)	Cash on hand at the substantial consummation of the Plan plus;

b)	$9,000,0000 less;

c)	$10,000,000 less;

d)	Amounts owed on the Foothill Facility which totaled $14.6 million in unpaid principal and approximately $105,000 in unpaid interest at December 31, 2010, less;

e)	The Disputed Claim Reserve, as defined;

The accompanying audited consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company’s ability to continue as a going concern is dependent upon, among other things, its ability to emerge from bankruptcy with viable operations and with adequate liquidity.

Prior to filing petitions for relief under Chapter 11, the Company negotiated the terms of the Plan with and obtained the support of creditors holding a majority of its secured debt and its largest unsecured creditor in the capacity of a new investor party. This support is evidenced by the Lockup Agreement (Lockup), which the parties filed contemporaneously with the commencement of the Company’s Chapter 11 Cases. The parties to the Lockup have agreed to support the Plan and not to support any other plan in exchange for the Company’s agreement to implement all steps necessary to solicit the requisite acceptances of the Plan and obtain from the Bankruptcy Court an order confirming the Plan in accordance with the terms of the Lockup. The Lockup may be terminated in the event that the Plan is not consummated within a certain period of time after its confirmation, and in certain other situations. At this time, it is not possible to predict with certainty the effect of the Chapter 11 Cases on the Company’s business or its various creditors, or when it will emerge from Chapter 11. If the Plan is not consummated, the Company may be unable to pay its debts as presently scheduled, which would require it to seek protection in Chapter 11 without the support of its creditors and could force the Company to liquidate under Chapter 7 of the Bankruptcy Code due to its limited unencumbered available resources. Accordingly, the Company may not be able to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The consolidated financial statements as of December 31, 2010 and 2009, reflect all of the Company’s indebtedness, with the exception of those classified as liabilities subject to compromise, as current liabilities since non-payment of interest when due created an event of default allowing the debt to be accelerated. The financial statements do not give effect to any adjustments in the carrying values of assets or liabilities that will be recorded upon implementation of the Plan nor the adoption of fresh-start accounting. Reorganization items, which included legal expenses incurred in connection with negotiations to restructure the Foothill Facility, the Senior and Senior Subordinated Notes (defined below in Note 7), as well as expenses incurred in connection with preparing for the bankruptcy filing, have been reported separately as reorganization items in the Company’s consolidated statements of operations.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements as of and for the years ended December 31, 2010 and 2009, include the accounts of the Company and all of its majority-owned subsidiaries and are maintained in accordance with U.S. generally accepted accounting principles.

Accounting for Reorganization

Accounting Standards Codification (“ASC”) Topic 852, Reorganizations (“ASC Topic 852”) provides accounting guidance for financial reporting by entities in reorganization under the Bankruptcy Code including companies in Chapter 11, and generally does not change the manner in which financial statements are prepared. The consolidated financial statements have been prepared on a going-concern basis, which assumes continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The Chapter 11 Case creates substantial doubt about Black Gaming’s ability to continue as a going concern. The accompanying consolidated financial statements do not reflect any adjustments relating to the recoverability of assets and the classification of liabilities that might result from the outcome of these uncertainties. In addition, the plan of reorganization could materially change the amounts and classifications reported in the consolidated financial statements, and the accompanying consolidated financial statements do not give effect to any adjustments to the carrying values of assets or amounts of liabilities that might be necessary as a consequence of confirmation of the plan of reorganization. The Company’s ability to continue as a going concern is contingent upon, among other things, its ability to (i) generate sufficient cash flow from operations; and (ii) ability to emerge from bankruptcy with viable operations and with adequate liquidity. In the event the Company’s restructuring activities are not successful and it is required to liquidate, the Company will be required to adopt the liquidation basis of accounting. Under the liquidation basis of accounting, assets are stated at their estimated net realizable values and liabilities are stated at their estimated settlement amounts.

ASC Topic 852 requires that the financial statements for periods subsequent to the filing of the Chapter 11 Case distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. As a result, revenues, expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization of the business were reported separately as reorganization items in the statements of operations. ASC Topic 852 also requires that the balance sheet distinguish pre-petition liabilities subject to compromise from both those pre-petition liabilities that are not subject to compromise and from post-petition liabilities, and requires that cash used for reorganization items be disclosed separately in the statement of cash flows. The Company adopted ASC Topic 852 on March 1, 2010 and has segregated those items as outlined above for all reporting periods subsequent to such date.

Casino revenue

The Company recognizes as casino revenue the net win from gaming activities, which is the difference between gaming wins and losses. The retail value of rooms, food and beverage furnished to customers without charge is included in gross revenues and then deducted as promotional allowances. The estimated departmental costs of providing such promotional allowances are included in casino costs and expenses and consist of the following (in thousands):

	December 31
	2010	2009

Food and beverage	$7,996	$6,590
Hotel	4,096	4,501
Other	917	1,059

	$13,009	$12,150

The Company’s One Card Slot Program (Slot Program) allows customers to redeem points earned from their gaming activity at all the Company’s properties for complimentary food, beverage, rooms, entertainment, and merchandise. Beginning April 1, 2010, the Slot Program allowed customers to redeem points for cash, in addition to food, beverage, rooms, entertainment, and merchandise. At the time redeemed, the retail value of complimentaries under the Slot Program is recorded as revenue with a corresponding offsetting amount included in promotional allowances. The cost associated with complimentary food, beverage, rooms, entertainment, and merchandise redeemed under the Slot Program is recorded in casino expenses. The Company also records a liability for the estimated cost of the outstanding points related to the Slot Program. This liability is included in accrued liabilities on the Company’s consolidated balance sheets.

Cash and Cash Equivalents

The Company considers all highly liquid investments with purchased maturities of three months or less to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or market value. Cost is determined by the first-in, first-out method.

Notes and Accounts Receivable

The Company’s notes receivables originate from the Company’s time share operations and are considered homogenous and are evaluated for impairment collectively, except for individual receivables placed on nonaccrual status, in which case receivables are reviewed individually for impairment. In the years where the Company’s time share operation has sold units, the Company has utilized the provisions of Subsequent Measurement subsection of Accounting Standards Codification (ASC) Topic 978, Real Estate – Time-Sharing Activities, 310 Receivables, (ASC Topic 978-310). ASC Topic 978-310 provides accounting guidance for real estate time-sharing transactions in determining the allowance for possible credit losses, the Company uses a technique referred to as static pool analysis, which tracks uncollectible notes receivable based on each year’s sales over the entire life of those notes. The Company considers whether the historical economic conditions were comparable to current economic conditions. If current economic conditions differ from the economic conditions in effect when the historical experience was generated, the Company adjusts the allowance for possible credit losses to reflect the expected effects of current economic conditions on uncollectibility. The Company groups all notes receivables in one pool for analytical purposes based on historical collectibility and customer demographics. The Company ceased selling time share units in 2006. The Company’s allowance is based on a combination of the results of the static pool analysis and a review of individual notes receivables.

The Company’s accounts receivable represent amounts due from patrons for gaming activities, hotel, and other in addition to amounts due from on-line wholesalers.

Bad debt expense for notes and accounts receivable totaled $281,000 and $178,000 for the years ended December 31, 2010 and 2009, respectively.

Fair Value of Financial Instruments

The carrying value of the Company’s cash and cash equivalents, receivables, accounts payable, and debt, other than the Company’s debt in default and liabilities subject to compromise (see Note 7), approximates fair value primarily because of the short maturities of these instruments. The fair value on the debt in default is based on quoted market prices.

Property and Equipment

Property and equipment is stated at cost, including interest capitalized on internally constructed assets calculated at the overall weighted-average borrowing rate of interest.

Depreciation and amortization is provided on a straight-line basis over the assets’ estimated useful lives. The estimated useful lives are as follows:

Buildings	31.5 to 39.5 years
Land improvements	15 years
Leasehold improvements	5 to 10 years
Furniture, fixtures, and equipment	5 years

The Company evaluates the carrying value for long-lived assets to be held and used, including property held for vacation interval sales, in accordance with the guidance in the Impairment or Disposal of Long Lived Assets subsection of ASC Topic 360, Property, Plant, and Equipment (ASC Topic 360). ASC Topic 360 requires that when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, companies should evaluate the need for an impairment write-down. If an indicator of impairment exists, we compare the estimated future cash flows of the asset, on an undiscounted basis, to the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then an impairment is measured based on fair value less cost of disposal, compared to carrying value, with fair value typically based on a discounted cash flow model. When an impairment write-down is required, the related assets are adjusted to their estimated fair value less costs to sell. See Note 10, Impairment of Long-Lived Assets, Goodwill, and Intangibles, for a discussion of impairment charges related to our long-lived assets.

Income Taxes

The Company is a limited liability company. As such, federal income taxes are an obligation of the individual owners and no provision for income taxes is reflected in the accompanying consolidated financial statements.

On January 1, 2009, the Company adopted accounting standards related to accounting for uncertain income tax positions and did not record any cumulative effect adjustment to retained earnings as a result of this adoption. Under the accounting standards, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than a 50% likelihood of being realized upon ultimate settlement. The accounting standards also provide guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods, and disclosure requirements for uncertain tax positions.

The Company files income tax returns in the US federal jurisdiction. The statute of limitation for Internal Revenue Service (IRS) examination of the Company’s federal tax returns is determined by the statute governing the tax returns of its members.

Advertising Costs

The Company expenses advertising costs the first time the advertising takes place. Advertising expense, which is generally included in selling, general and administrative expenses in the accompanying consolidated statements of operations, was approximately $2.5 million and $2.2 million for the years ended December 31, 2010 and 2009, respectively.

Concentration of Risk

The Company faces competition in the market in which its gaming facilities are located as well as in or near any geographic area from which it attracts or expects to attract a significant number of patrons. As a result, the casino properties face direct competition from all other casinos and hotels in the Las Vegas, Nevada, region and the Wendover, Nevada, region as well as the California gaming market. Many of the Company’s competitors have significantly greater name recognition and financial, marketing, and other resources. The Company also competes, to some extent, with other forms of gaming on both a local and national level, including state-sponsored lotteries, internet gaming, on- and off-track wagering, and card parlors.

Deferred Financing Costs

Deferred financing costs are amortized to interest expense over the term of the related financing.

Goodwill and Other Intangible Assets

Goodwill represents the amount of an acquired company’s acquisition cost in excess of the fair value of assets acquired and liabilities assumed. The Company evaluates goodwill for impairment annually and whenever events and circumstances indicate that an impairment may have occurred, such as a significant adverse change in the business climate or a decision to sell or dispose of a reporting unit. See Note 11, Impairment of Long-Lived Assets, Goodwill, and Intangibles, for a discussion of impairment charges related to the Company’s intangible assets.

Other intangible assets represent acquired customer lists, which are stated at cost net of accumulated amortization, and trademarks. The Company evaluates other intangible assets for impairment annually and whenever events and circumstances indicate that an impairment may have occurred, such as a significant adverse change in the business climate. Trademarks totaled $4.4 million and $4.6 million at December 31, 2010 and 2009, respectively. Customer lists, originally valued at $21.3 million, totaled $2.1 million and $5.0 million as of December 31, 2010 and 2009, respectively. These costs are being amortized on a straight-line basis over the assets’ revised estimated useful life of approximately 5.7 years. Total accumulated amortization related to customer lists was approximately $17.9 million as of December 31, 2010. Amortization expense was $3.0 million for the year ended December 31, 2010, and $3.0 million for the year ended December 31, 2009. Future amortization expense of intangible assets is estimated to be approximately $2.1 million per annum. See Note 10, Impairment of Long-Lived Assets, Goodwill, and Intangibles, for a discussion of impairment charges related to the Company’s intangible assets.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Players Club Liability

The Company adopted the provisions of ASC Topic 605, Revenue Recognition, 50 Customer Payments and Incentives (ASC Topic 605-50). ASC Topic 605-50 requires that the redemption of points, such as points earned in slot players clubs, be recorded as a reduction of revenue.

The Company’s Slot Program allows customers to redeem points earned from their gaming activity at all the Company’s properties for complimentary food, beverage, rooms, entertainment, and merchandise. Beginning April 1, 2010, the Slot Program also allowed customers to redeem their points for cash including previously earned points. At the time redeemed, the retail value of complimentaries is recorded as revenue with a corresponding offsetting amount included in promotional allowances. Cash redemptions will be recorded as an offset to casino revenue. The cost associated with complimentary food, beverage, rooms, entertainment, and merchandise redeemed is recorded in casino costs and expenses. The Company also records a liability for the estimated cost of the outstanding points related to the Slot Program.

Self-Insurance Reserves

The Company reviews self-insurance reserves at least quarterly. The amount of reserve is determined by reviewing actual expenditures for the previous 12-month period and reviewing reports prepared by the third-party plan administrator for any significant unpaid claims. The reserve is accrued at an amount that approximates the amount needed to pay both reported and unreported claims as of the balance sheet date, which management believes are adequate.

Recently Issued Accounting Standards

In December 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-28, Intangibles—Goodwill and Other (Topic 350), When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts (“ASU 2010-28”).

Under the amended guidance, for reporting units with zero or negative carrying amounts, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. ASU 2010-28 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. The Company does not expect adoption of the new guidance to have a material effect on its consolidated financial statements.

In April 2010, the FASB issued ASU No. 2010-16, Entertainment—Casinos (Topic 924): Accruals for Casino Jackpot Liabilities, a consensus of the FASB Emerging Issues Task Force. This guidance clarifies that an entity should not accrue jackpot liabilities (or portions thereof) before a jackpot is won if the entity can avoid paying that jackpot. Jackpots should be accrued and charged to revenue when an entity has the obligation to pay the jackpot. The guidance applies to both base and progressive jackpots. The guidance is effective for reporting periods beginning after December 15, 2010. Since the Company’s existing accounting policy for accrual of jackpot liabilities is consistent with the new guidance, the adoption of this guidance will have no impact on the Company’s financial statements.

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This guidance clarifies and extends the disclosure requirements about recurring and nonrecurring fair value measurements. The guidance is effective for reporting periods beginning after December 15, 2009. Accordingly, the Company adopted the new guidance in the first fiscal quarter of 2010. The adoption of this new guidance did not have a material impact on the Company’s financial statements.

A variety of proposed or otherwise potential accounting standards are currently under review and study by standard-setting organizations and certain regulatory agencies. Because of the tentative and preliminary nature of such proposed standards, the Company has not yet determined the effect, if any, that the implementation of any such proposed or revised standards would have on the Company’s consolidated financial statements.

Reclassifications

Certain consolidated balance sheet and statement of operations amounts reported in the prior year have been reclassified to follow the Company’s current year’s reporting practice.

Reorganization Items

Reorganization items are comprised of expenses related to the evaluation of financial and strategic alternatives, fees for services from financial, legal, and accounting advisors, and the write off of deferred financing fees related to liabilities subject to compromise.

Subsequent Events

The Company has evaluated subsequent events through April 29, 2011, which is the issuance date of these consolidated financial statements, and did not note any items that would require adjustment to, or disclosure in, the financial statements.

3. Property and Equipment

Property and equipment consists of the following (in thousands):

	December 31
	2010	2009

Land	$27,375	$27,671
Building	64,672	69,038
Land and leasehold improvements	21,448	13,853
Furniture and fixtures	84,186	82,790
Construction in progress	3,810	1,552

	201,491	194,904
Less: accumulated depreciation	(118,030)	(110,613)

Property and equipment, net	$83,461	$84,291

4. Notes Receivable

Notes receivable consist of the following (in thousands):

	December 31
	2010	2009

Vacation interval notes receivable	$327	$400
Allowance for possible credit losses	(297)	(225)

Total notes receivable	30	175
Less: current portion	(25)	(150)

Non-current notes receivable	$5	$25

Notes generated from the sale of vacation intervals generally bear interest at annual rates ranging from 10.75% to 12.75% and have terms of five to seven years. The vacation interval notes receivable are collateralized by the right to use and deeds of trust on the vacation interval sold.

Maturities of notes receivable are as follows (in thousands):

Years ending December 31:
2011	$316
2012	11
2013	–
2014	–
2015	–
Thereafter	–

327
Less: allowance	(297)

$30

5. Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	December 31
	2010	2009

Accrued management fees	$–	$1,012
Accrued taxes	697	640
Accrued insurance	1,210	996
Accrued slot program	3,487	5,811
Accrued wages, benefits, and other personnel costs	2,546	2,326
Accrued other	523	537

Total accrued liabilities	$8,463	$11,322

6. Gaming Equipment Financing

The Company from time to time enters into agreements with gaming manufacturers to finance the purchase of gaming equipment. Contractual terms of the agreements with the gaming manufacturers consist of payment terms of less than one year to up to three years without interest. The Company imputes interest at a rate of 8%.

Gaming equipment financing consists of the following (in thousands):

	December 31
	2010	2009

Gaming equipment financing, monthly payments of $10 for 28 months beginning October 2008	11	125

Gaming equipment financing, varying monthly payments for 11 months with the balance due on the 12th month beginning March 2009	–	230

Gaming equipment financing, varying monthly payments for 11 months with the balance due on the 12th month beginning December 2009	119	318

	130	673

Less: current portion	(130)	(662)

Gaming equipment financing, long-term portion	$–	$11

Maturities of gaming equipment financing are as follows (in thousands):

Years ending December 31:
2011	$130
2012
2013	–
2014	–
2015	–
Thereafter	–

$130

7. Debt in Default and Liabilities Subject to Compromise

Debt in default and liabilities subject to compromise consists of the following (in thousands):

	December 31
	2010	2009

Revolving credit facility totaling $15 million with Wells Fargo Foothill, due June 30, 2011, at a margin above prime or LIBOR, as defined at the default rate; collateralized by substantially all assets of the Company as defined	$14,600	$14,747
9% senior secured notes, interest payable semiannually, principal due January 15, 2012, callable January 15, 2009	125,000	125,000
12 3/4% senior subordinated notes, non-cash interest will accrue at an annual rate of 12 3/4% in the form of increased accreted value until January 15, 2009. Beginning July 15, 2009, interest payable semiannually, principal due January 15, 2013, callable January 15, 2009	66,000	66,000

	205,600	205,747
Less: Current portion – debt in default	(14,600)	(205,747)
Liabilities subject to compromise (a)	(191,000)	–

Total long-term debt	$–	$–

(a) Certain long-term debts are subject to compromise as a result of the bankruptcy and are classified as liabilities subject to compromise in our consolidated balance sheet at December 31, 2010 as described below.

Liabilities Subject to Compromise

Under bankruptcy law, actions by creditors to collect upon liabilities of the Debtors incurred prior to the Petition Date are stayed and certain other pre-petition contractual obligations may not be enforced against the Debtors without approval of the Court. In accordance with ASC Topic 852, these liabilities are classified as liabilities subject to compromise in our consolidated balance sheets as of December 31, 2010, and are adjusted to the expected amount of the allowed claims, even if they may be settled for lesser amounts. Adjustments to the claims may result from negotiations, payments authorized by the Court, interest accruals, or other events. It is anticipated that such adjustments, if any, could be material. Liabilities subject to compromise are subject to the treatment set forth in the Joint Plan of Reorganization. Liabilities subject to compromise are classified separately from long-term obligations and current liabilities on the accompanying consolidated balance sheets.

The following table summarizes the components of liabilities subject to compromise (in thousands):

	December 31
	2010	2009

9% senior secured notes	$125,000	–
12 3/4% senior subordinated note	66,000	–
Accrued interest	27,607	–
Accounts payable and other accrued liabilities	6	–

Total liabilities subject to compromise	$218,613	–

Interest Expense

In accordance with ASC Topic 852, interest expense is recognized only to the extent that it will be paid during the bankruptcy proceeding or that it is probable that it will be an allowed claim. Currently the Company is not accruing interest for the senior secured or the senior subordinated notes. As a result, post-petition interest expense is lower than pre-petition interest expense. The write-off of deferred financing fees related to liabilities subject to compromise also reduces post-petition interest expense as there are no longer any non-cash amortization charges related to these items.

Revolving Facility

The Company is currently in default under the Revolving credit facility. The amounts outstanding under the Foothill Facility are classified as current liabilities in the Company’s consolidated balance sheets as of December 31, 2010 and 2009.

The Foothill Facility is secured by substantially all the assets of the Company. During the life of the Foothill Facility, the Company may borrow up to the lesser of (1) $15.0 million less the Letter of Credit Usage, as defined, less the Bank Product Reserve, as defined, or (2) the Borrowing Base, as defined, less the Letter of Credit Usage. Under the terms of the Foothill Facility, interest accrues on the outstanding principal balance at LIBOR plus the LIBOR Rate Margin, as defined and amended, which is 5.0%, or the Base Rate, plus the Base Rate Margin, which is 5.0%, as defined and amended and the default rate which is 2% above the per annum rate otherwise applicable under the Foothill Facility. LIBOR was approximately .26% and the Base Rate was 3.25% at December 31, 2010.

On November 3, 2008, the Company entered into a Forbearance, Consent and Third Amendment to Credit Agreement (Forbearance Agreement) with respect to the amended Foothill Facility. The Forbearance Agreement amended the Foothill Facility and provided that the lender would forbear from exercising certain rights and remedies under the amended Foothill Facility and other loan documents as a result of the existing default described above, and modified certain financial covenants, calculations and rates of the Foothill Facility through January 15, 2009 (Forbearance Period). The Forbearance Agreement provided, among other things, for the following:

The

LIBOR Rate Margin was increased to 5% from 3.50%, and the Base Rate Margin was increased to 5% from 2%. Therefore, the interest rate premium payable in respect of loans available under the Foothill Facility has been increased accordingly.

The	minimum EBITDA covenant was reduced from $15.0 million to $10.0 million for the September 2008 through December 2008 reporting periods.

The	Borrowing Base multiple was increased from 1.0x to 1.5x from the execution of the Forbearance Agreement until January 15, 2009.

The	Company was allowed to temporarily reduce operations at the Oasis Resort & Casino (Oasis) during the Forbearance Period.

On January 15, 2009, the Company entered into a First Amendment to Forbearance, Consent and Third Amendment to Credit Agreement (First Amendment to Forbearance) with respect to the Foothill Facility. The First Amendment to Forbearance extended the Forbearance Period from January 15, 2009 to February 2, 2009 (Amended Forbearance Period). No other provisions of the Forbearance Agreement were amended, and the terms of the Forbearance Agreement remained in full force and effect in accordance with their respective terms.

On February 2, 2009, the Company entered into a Second Amendment to Forbearance, Consent and Third Amendment to Credit Agreement (Second Amendment to Forbearance) with respect to the Foothill Facility. The Second Amendment to Forbearance extended the Amended Forbearance Period from February 2, 2009 to February 12, 2009. Section 3 of the Forbearance Agreement was also amended to allow the Company to transfer slot machines and video poker machines from the Suspended Location, as defined in the Forbearance Agreement, to one of the Company’s other operating casino locations. No other provisions of the Forbearance Agreement were amended, and the terms of the Forbearance Agreement remained in full force and effect in accordance with their respective terms.

On February 12, 2009, the Company entered into an Amended and Restated Forbearance Agreement (Amended and Restated Forbearance Agreement) with respect to the Foothill Facility. Pursuant to the Amended and Restated Forbearance Agreement, during the Forbearance Period (as defined in the Amended and Restated Forbearance Agreement) Wells Fargo Foothill agreed to forbear from enforcing its rights under the Foothill Facility that arise because of certain Designated Events of Default (as defined in the Amended and Restated Forbearance Agreement) including the non-payment of interest on the Senior Secured Notes. Upon the expiration of the Forbearance Period, the forbearance terminated and Wells Fargo Foothill has the right to exercise any and all rights and remedies under the Foothill Facility, including the acceleration of the Company’s obligations under the Foothill Facility of approximately $14.7 million. The Forbearance Termination Date (as defined in the Amended and Restated Forbearance Agreement) was March 2, 2009, subject to extension to March 9, 2009, or earlier termination as provided in the Amended and Restated Forbearance Agreement. A covenant in the Amended and Restated Forbearance Agreement required the Company to execute a forbearance agreement with the Senior Noteholders by February 17, 2009, with respect to the Senior Notes. As no forbearance agreement was executed with the Senior Noteholders within this timeframe, the Company was in breach of the terms of the Amended and Restated Forbearance Agreement, and Wells Fargo Foothill had the right to exercise any and all rights and remedies under the Foothill Facility, including the acceleration of the Company’s obligations under the Foothill Facility of approximately $14.7 million. Under the Amended and Restated Forbearance Agreement, Wells Fargo Foothill also consented to the continued reduction of operations at the Oasis during the Forbearance Period.

On February 25, 2009, the Company entered into a Second Amended and Restated Forbearance Agreement (Second Amended Forbearance) with respect to the Foothill Facility. The Second Amended Forbearance amended and restated in its entirety the Amended and Restated Forbearance Agreement. Pursuant to the Second Amended Forbearance, during the Forbearance Period (as defined in the Second Amended Forbearance Agreement), Wells Fargo Foothill agreed to forbear from enforcing its rights under the Foothill Facility that arise because of certain Designated Events of Default (as defined in the Second Amended Forbearance Agreement). Upon the expiration of the Forbearance Period, the forbearance terminated and Wells Fargo Foothill has the right to exercise any and all rights and remedies under the Foothill Facility, including the acceleration of the Company’s obligations under the Foothill Facility of approximately $14.7 million. The Forbearance Termination Date (as defined in the Second Amended Forbearance Agreement) was March 2, 2009, subject to extension to March 9, 2009, if the Company provided a restructuring term sheet to Wells Fargo Foothill by March 2, 2009. The Company also agreed to provide Wells Fargo Foothill with certain projections by March 6, 2009. Under the Second Amended Forbearance, Wells Fargo Foothill also consented to the continued reduction of operations at the Oasis during the Forbearance Period and to the ability of the Company to transfer equipment from the Oasis to one of the Company’s other operating casino locations.

Although the Company did provide a restructuring term sheet and certain projections to Wells Fargo Foothill by the required date, the extended Forbearance Period has expired, and Wells Fargo Foothill has the right to exercise any and all rights and remedies under the Foothill Facility, including the acceleration of the Company’s obligations under the Foothill Facility of approximately $14.7 million.

On May 6, 2009, the Company received a Notice of Default and Reservation of Rights letter from Wells Fargo Foothill.

On September 3, 2009, the Company received a Notice of Default, Imposition of Default Rate of Interest, and Reservation of Rights letter (Notice) from Wells Fargo Foothill. The Notice states that as a result of events of default the applicable rate of interest under the Foothill Facility has been increased to the default rate, which is 2% above the per annum rate otherwise applicable under the Foothill Facility, retroactive to March 9, 2009. The retroactive default interest amounted to approximately $150,000. The Notice further states that the Wells Fargo Foothill is under no further obligation to extend further credit under the Foothill Facility and is continuing to evaluate its response to the events of default, and reserve all of its rights and remedies under the Foothill Facility.

On September 22, 2009, the Company received a second Notice of Default, Imposition of Default Rate of Interest, and Reservation of Rights letter (Second Notice) from Wells Fargo Foothill. The Second Notice included the election of Wells Fargo Foothill to extend the retroactive default interest period to November 19, 2008. The retroactive default interest amounts to approximately $240,000 through September 21, 2009.

At December 31, 2009, approximately $14.7 million was drawn under the Foothill Facility. The outstanding balance on the Foothill Facility is a joint and several obligation of the Company. The Company’s obligations under the Foothill Facility are classified as current in the Company’s consolidated balance sheets as of December 31, 2009 and 2008. As more fully outlined by Note 15, Subsequent Events, the Lenders under the Foothill Facility will receive payment in full of their outstanding claims on the Substantial Consummation Date (as defined in the Lockup Agreement).

As of December 31, 2010, Wells Fargo Foothill has not elected to accelerate the indebtedness under the Foothill Facility.

Senior Secured and Senior Subordinated Notes

The Company is currently in default under the Senior Secured and Senior Subordinated Notes (collectively, the Notes). The amounts outstanding under the Notes are classified as liabilities subject to compromise and current liabilities in the Company’s consolidated balance sheets as of December 31, 2010 and 2009, respectively.

In December 2004, VRCC, RBG and B&BB (the Issuers) issued $125.0 million of Senior Notes due on January 15, 2012, and $39.9 million in gross proceeds of Senior Sub Notes due on January 15, 2013. The Notes are joint and several obligations of the Issuers and all current and future subsidiaries of the Issuers. The Senior Notes pay interest semiannually while the Senior Sub Notes accrue interest in the form of increased accreted value through January 15, 2009, when the carrying book value of the Senior Sub Notes was $66.0 million. Beginning on July 15, 2009, the Senior Sub Notes will cash pay interest semiannually similar to the Senior Notes. The Indentures governing the Notes (the Indentures) contain certain customary financial and other covenants, which limit the Company’s ability to incur additional debt. The Indentures provide that the Company may not incur additional indebtedness, other than specified types of indebtedness, unless the Consolidated Coverage Ratio, on a pro-forma basis after the incurrence of the additional indebtedness is at least 2.00 to 1.00. As of December 31, 2010, the Company has a Consolidated Coverage Ratio that is less than 2.00 to 1.00 and, accordingly, has incurred no additional indebtedness as defined. The Indentures also contain other covenants which limit the ability of the Issuers and Guarantors, as defined, to pay dividends, redeem stock, or make other distributions, make investments, create certain liens, enter into certain transactions with affiliates, utilize proceeds from asset sales, transfer or sell assets, issue or sell equity interests of subsidiaries, and enter into certain mergers and consolidations, as defined in the Indentures. There are no restrictions related to the transfer of funds between the Issuers, Guarantors and their respective subsidiaries. The Issuers were in compliance with these covenants at December 31, 2010 and 2009; however, the Company is in default with respect to certain other covenants.

The Senior Notes are secured by substantially all existing and future assets of the Issuers and the Guarantors, as well as the equity interest of the Black Trust in BG LLC. The Guarantors are all the wholly owned subsidiaries of the Issuers. The Senior Notes are subordinate to the security interests of the Foothill Facility. The Senior Sub Notes are subordinate to the Senior Notes and all other indebtedness of the Company.

On January 15, 2009, the Company failed to make the $5.625 million semiannual interest payment then due on the Senior Notes. The Company’s 30-day grace period expired on February 15, 2009. Because the interest payment was not made prior to the expiration of the 30-day grace period, the aggregate principal amount of the Senior Notes, plus the unpaid interest payment and any other amounts due and owing on the Senior Notes could be declared immediately due and payable by the Trustee under the Indenture or by holders of 25% or more of the aggregate principal amount of the Senior Notes. The acceleration of the Company’s obligation under the Senior Notes would constitute an event of default under the Senior Sub Notes. In such event, the aggregate principal amount of the Senior Sub Notes, plus accrued and unpaid interest, if any, and any other amounts due and owing on the Senior Sub Notes could be declared immediately due and payable by the Trustee under the indenture governing the Senior Sub Notes or by holders of 25% or more of the aggregate principal amount of the Senior Sub Notes. Failure to make the interest payment on the Senior Notes also constituted an event of default under the Foothill Facility. Both Wells Fargo Foothill and the Senior Noteholders are currently able to declare the Company’s obligations under the Foothill Facility and Indentures immediately due and payable.

On February 19, 2009, the Company entered into a Forbearance Agreement (Noteholders Forbearance Agreement) with a group of Senior Noteholders who have represented that they hold more than 75% of the Senior Notes. The Noteholders Forbearance Agreement provided that during the Forbearance Period (as defined in the Noteholders Forbearance Agreement) the Senior Noteholders would forbear from exercising rights and remedies that are available under the Indenture governing the Senior Notes and the other Loan Documents (as defined in the Noteholders Forbearance Agreement) relating to certain Specified Defaults (as defined in the Noteholders Forbearance Agreement) including the Company’s failure to make the interest payment on the Senior Notes. The Senior Noteholders also agreed to forbear from taking any action to cause the Trustee under the Indenture to exercise any of the Trustee’s rights or remedies arising out of the Specified Defaults, and, if the Trustee did take any action with respect to any of the Specified Defaults during the Forbearance Period, to the extent provided for in the Loan Documents, the Senior Noteholders would cause the Trustee to forbear from exercising any of its rights or remedies under the Loan Documents. The Forbearance Period commenced on the Effective Date and went through March 9, 2009, provided that (i) the Company provided a restructuring term sheet to the professional advisors of the Senior Noteholders by March 2, 2009, and (ii) the Company provided certain projections to the professional advisors of the Senior Noteholders by March 6, 2009.

On July 15, 2009, the Company failed to make the second $5.625 million semiannual interest payment then due on the Senior Notes and the $4.208 million semiannual interest payment then due on the Senior Sub Notes. Pursuant to the subordination provisions of the indenture governing the Company’s Senior Sub Notes, the Company is prohibited from making the semiannual interest payment on the Senior Sub Notes until the payment default under the Senior Notes has been cured or waived. If the scheduled interest payment on the Senior Sub Notes is not made within 30 days of the scheduled payment date, an event of default will occur under the indenture governing the Senior Sub Notes, and the aggregate principal amount of the Senior Sub Notes, plus the unpaid interest payment and any other amounts due and owing on the Senior Sub Notes could be declared immediately due and payable by the trustee or by holders of 25% or more of the aggregate principal amount of the Senior Sub Notes. The failure to make the semiannual interest payment under the Senior Sub Notes within the 30-day grace period would constitute an additional event of default under the Foothill Facility. The acceleration of the Company’s obligations under the Senior Sub Notes would constitute an additional event of default under the Senior Notes. The Company did not make the interest payment on the Senior Sub Notes within the 30-day grace period and is effectively in default under the Senior Sub Notes.

The estimated fair value of the Company’s Senior Notes and Senior Sub Notes at December 31, 2010, was $58.9 million and $0 million, respectively. The estimated fair value amounts were based on quoted market prices. For all other indebtedness, the fair value approximates the carrying amount of the debt due to the short-term maturities of the individual components of the debt.

8. Leases

Capital Leases

The Company is the lessee of golf maintenance equipment under a capital lease which was executed in December 2008 and expired in October 2010. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. These assets totaled approximately $356,000 and are included under the caption property and equipment, net on the Company’s consolidated balance sheet for the years ended December 31, 2010 and 2009. Depreciation expense related to these capitalized assets for the years ended December 31, 2010 and 2009, was $71,000, respectively. Depreciation of the assets began the month after they were placed in service.

Operating Leases

As part of the acquisition of the Oasis Resort & Casino, the Company had been assigned the rights to an agreement to lease the land which underlies a portion of the golf course of the Oasis Resort & Casino from the state of Arizona. The initial lease agreement was for a term of ten years which expired in May 2008. The Company had been in negotiations with the Arizona State Land Department (ASLD) to renew or otherwise extend the lease. On February 2, 2010, the Company and the ASLD executed a Settlement Agreement to renew the lease which includes the land which underlies a portion of the golf course of the Oasis Resort & Casino. The Settlement Agreement is for a term of seven years with the first year’s rent set at $90,000. Every year thereafter until the end of the term, the previous year’s rent will be increased by 5% or that year’s Consumer Price Index, whichever is higher.

As part of the acquisition of the CasaBlanca, the Company has been assigned the rights to an agreement to lease the land and water rights which underlies the golf course of the CasaBlanca. The lease agreement is for a term of 99 years that began in June 1995 at a monthly lease rate of $18,000. In June 2005 and every five years thereafter, the lease rate will be adjusted based on the increase in the Consumer Price Index, as defined.

Future minimum lease payments under operating leases for the five years subsequent to December 31, 2010 are as follows (in thousands):

Years ending December 31:

2011	400
2012	405
2013	410
2014	415
2015	436
Thereafter	26,242

$28,308

Rent expense for the years ended December 31, 2010 and 2009, was $730,000 and $1.3 million, respectively.

9. Related-Party Transactions

Virgin River Foodmart, Inc., a Nevada corporation (Foodmart), is owned by former shareholders of the VRCC. Participants in the Company’s slot club program are able to redeem their points for gasoline at the Foodmart. The Foodmart charges the Company the retail amount of gas purchased with player points. For the years ended December 31, 2010 and 2009, the Foodmart had charged the Company approximately $0 and $1,000, respectively, for gasoline purchased with points from the Company’s Slot Program.

Mesquite Travel Center – FC C-Store LLC, (the “Travel Center”) is partly owned by Mr. Black. Participants in the Company’s slot club program are able to redeem their points for gasoline at the Travel Center. The Travel Center charges the Company the retail amount of gas purchased with player points. For the years ended December 31, 2010 and 2009, the Travel Center had charged the Company approximately $34,000 and $0, respectively, for gasoline purchased with points from the Company’s Slot Program.

Black & LoBello is a law firm managed by the daughter of Mr. Black. The Company, which retains Black & LoBello as outside legal counsel, has received legal fees for legal services in the amount of $10,000 and $84,000 for the years ended December 31, 2010 and 2009, respectively.

Pursuant to the Indentures, Mr. Black is entitled to a management fee for his management of the Companies of up to 5% of EBITDA, as defined. The Company has recorded expense of $462,000 and $550,000 as of December 31, 2009 and 2008, respectively, however, neither amount had been paid to Mr. Black. On February 28, 2010 Mr. Black elected to forego the accrued fee of $1.0 million. T he Company recorded the transaction as a member contribution in 2010. In place of this section in his employment agreement, Mr. Black agreed to be governed by the Company’s Senior Management Incentive Plan exclusively.

The Company provided management and other services to two related parties that manage and operate the home owners associations of the vacation intervals sold at the property. As of December 31, 2010 and 2009, respectively, included in the accompanying consolidated balance sheets is a receivable for $70,000 and $125,000 related to amounts owed for those services.

During 2006, the Company entered into an agreement with Town Center Drive & 215, LLC to lease executive office space. The term of the lease is 84 months at a rate of approximately $11,508 a month. Mr. Black is the owner and manager of Town Center Drive & 215, LLC. The Company paid a total of $15,000 and $192,000 to Town Center Drive & 215, LLC under the lease for the years ended December 31, 2010 and 2009, respectively. Effective February 28, 2010, the Company terminated the executive office space lease agreement with Town Center Drive & 215, LLC. In conjunction with the termination of the lease, the Company recorded $158,000 in loss on disposal of assets related to the tenant improvements, furniture, and fixtures located at that facility.

10. Impairment of Long-Lived Assets and Intangibles

Long Lived Assets

In accordance with Section 10-15, Impairment or Disposal of Long Lived Assets, in ASC Topic 360, Property, Plant, and Equipment, the Company reviews identified intangible and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. If such events or changes in circumstances are present, an impairment loss would be recognized if the sum of the expected future net cash flows is less than the carrying amount of the asset. For purposes of testing the Company’s long-lived assets, the Company estimated its fair value using several techniques including third-party evaluations and tax assessed values.

During the year ended December 31, 2010, there were no write-downs to long-lived assets.

During the year ended December 31, 2009, long-lived asset write-downs consisted primarily of the following:

A

$17.4 million non-cash impairment charge related to the continued decline in value of the equipment and buildings associated with the Oasis facility as the Company does not anticipate to resume a full operation of Oasis as a gaming facility,

A	$178,000 non-cash impairment charge related to design costs for various projects at the VRCC that had been abandoned,

A	$257,000 non-cash impairment charge related to abandoned projects at the Oasis and improvements related to the Denny’s® Restaurant facility, both located within the Oasis.

Intangibles

For purposes of testing the Company’s intangible assets, the Company estimated its fair value using a discounted cash flow valuation for the customer lists and trademarks. The discounted cash flow approach is dependent upon a number of critical management assumptions including appropriate discount rates and other relevant assumptions.

During the fourth quarter of 2010 and 2009, the Company performed an impairment test of its various trademarks. The analysis of the potential impairment of the trademarks required a comparison of the fair value of the trademarks with their carrying amounts. As a result of the Company’s analysis, an impairment of $196,000 and $1.5 million, respectively, was recognized related to the Company’s various trademarks. This impairment charge is classified within “Impairment of other intangible assets” in the Company’s consolidated statements of operations for the period ending December 31, 2010 and 2009, respectively.

11. 401(k) Plan and Other Benefit Plans

The Company offers a defined contribution 401(k) plan, which covers all employees who meet certain age and length of service requirements and allows an employer contribution up to 40% of the first 6% of each participating employee’s compensation. Effective January 1, 2008, the Company suspended all matching employer contributions. The plan participants can elect to defer before tax compensation through payroll deductions. These deferrals are regulated under Section 401(k) of the Internal Revenue Code. The Company made no matching contributions for the years ended December 31, 2010 and 2009.

12. Commitments and Contingencies

Sales and Use Tax on Complimentary Meals

On March 27, 2008, in the matter captioned Sparks Nugget, Inc. vs. State ex rel. Department of Taxation, the Nevada Supreme Court ruled that complimentary meals provided to employees and patrons are not subject to Nevada use tax. On April 24, 2008, the Department filed a Petition for Rehearing (the Petition) on the decision. Additionally, on the same date the Nevada Legislature filed an Amicus Curiae brief in support of the Department’s position. The Nevada Supreme Court denied the Department’s Petition on July 17, 2008. Through June 2008, the Company paid use tax on these items and filed for refunds for the periods from July 2000 to June 2008. The amount subject to these refunds is approximately $1.8 million. As of December 31, 2010, the Company had not recorded a receivable related to this matter because the refund claims are subject to audit and it is unclear whether the Department will pursue alternative legal theories in connection with certain issues raised in the Supreme Court case in any audit of the refund claims. However, the Company is claiming the exemption on sales and use tax returns for periods subsequent to March 2008 based on the Nevada Supreme Court decision.

Environmental Matter

The Company has become aware that there is contamination present on some of its properties apparently due to past operations, which included a truck stop and gas station. In particular, groundwater contamination at the Oasis property (which appears to have migrated onto the CasaBlanca property) is the subject of investigation and cleanup activities being conducted by the prior owners of the Oasis. Management believes that the prior owners are responsible for such matters under an indemnity agreement negotiated at the time the Oasis was purchased; however, there is no assurance that the Company will not incur costs related to this matter. Moreover, it is possible that future developments could lead to material environmental compliance costs or other liabilities for the Company and these costs could have a material adverse effect on our combined financial position or results of operations.

Oasis Resort & Casino

On May 20, 2009, the Company announced its decision to further reduce operations at the Oasis Resort & Casino (Oasis) beginning on May 20, 2009. The Company issued Worker Adjustment and Retraining Notification Act

(WARN) notices to the affected employees and the appropriate government officials on the same date. The reduction in operations affected approximately 147 of the Company’s 1,700 plus employees and was completed by July 19, 2009. The Company recorded approximately $466,000 in net charges related to the reduction in operations at the Oasis, primarily related to employee severance costs. These costs were settled against a reserve established at December 31, 2008. The remaining balance in the reserve after application of these payments was approximately $616,000 which was written off against selling, general and administrative expenses during year ended December 31, 2009. There are no additional reserves established for the Oasis closure. In order to further reduce fixed overhead and operating costs, the Company is considering utilizing the Oasis facility for other than gaming purposes. This modification in usage of the facility might require demolition of a part or all of the facility. As of December 31, 2010, the Company has not committed to a plan.

EEOC Matters

Two former employees of the Company have filed claims against the Company with the U.S. Equal Employment Opportunity Commission (EEOC). Of these, one former employee alleged age discrimination and the other alleged a violation of their civil rights based on national origin.

The Company’s exposure is limited to $75,000, its self insured retention limit for each case. Given the broad scope of the EEOC’s investigation, it is impossible to predict with any degree of accuracy how the remaining matters will develop, how they will be resolved, what remedies or relief, if any, will be sought, or what the impact might be on the Company.

13. Rental Revenue

In November 2006, the Company entered into a lease agreement with MDC Restaurants, LLC (MDC), a Nevada limited liability company and franchisee of Denny’s, Inc., whereby MDC would operate a Denny’s restaurant in the location of the former coffee shop of the Oasis Hotel & Casino. The lease was for a five-year term, with one five-year renewal term and five one-year renewal terms. Due to the Oasis Resort & Casino closure in December 2008, MDC decided to cease operations effectively terminating their lease. During the second quarter of 2009 a settlement was reached between the Company and MDC. This settlement was applied against open balances due from MDC. As part of entering the lease, the Company provided a tenant improvement allowance of $212,500. This amount had been amortized as a reduction of rental revenue over the term of the lease. The remaining balance was recorded as part of selling, general, and administrative expenses for the year ended December 31, 2009.

Rental revenue for the years ended December 31, 2010 and 2009, was $0 and $378,000, respectively, and is included in other revenue in the accompanying consolidated statements of operations.